Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (No. 333-266846) of Apexigen, Inc. of our report dated February 22, 2023, relating to the consolidated financial statements of Apexigen, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty and an emphasis of a matter paragraph relating to the reverse recapitalization). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

San Francisco, California
April 4, 2023